Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197
david.findlay@lakecitybank.com

LAKELAND FINANCIAL CORPORATION ANNOUNCES PRICING OF COMMON STOCK OFFERING

Warsaw, Indiana (November 13, 2009) — Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced today that it has priced a public offering of 3.5 million shares of common stock at $17.00 per share for total gross proceeds of $59.5 million.  The Company expects to close the sale of the common shares on November 18, 2009, subject to customary closing conditions.  Stifel, Nicolaus & Company, Incorporated is serving as sole-book running manager and Keefe Bruyette & Woods, Inc. and Howe Barnes Hoefer & Arnett, Inc. are serving as co-managers for the offering.  The Company has also granted the underwriters an option to purchase up to an additional 525,000 shares of common stock to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering for general corporate purposes, including the contribution of a portion of the proceeds to Lake City Bank as additional capital.

This press release shall not constitute an offer to sell these securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The Company has filed a registration statement, including a prospectus (File No. 333-162659), with the Securities and Exchange Commission (the “SEC”) for the offering.  The offering is being made only by means of a prospectus.  Prospective investors should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering.  Investors may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the prospectus may be obtained from Stifel Nicolaus at One South Street, 15th Floor, Baltimore, Maryland 21202 (Attn: Prospectus Department) or by telephone at 443-224-1988.

Lakeland Financial Corporation is a $2.5 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a loan production office in Indianapolis,

Indiana.  Additional information regarding the Company can be accessed on its home page at www.lakecitybank.com.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.